FIRST BUSINESS BANCSHARES, INC.
1993 INCENTIVE STOCK OPTION PLAN
AS AMENDED

ARTICLE 1

Establishment of Plan

        First Business Bancshares, Inc. (the “Company”) hereby establishes this Incentive Stock Option Plan (the “Plan”) upon the terms and conditions hereinafter provided.

ARTICLE 2

Purpose of Plan

        The purpose of the Plan is to improve the growth and profitability of the Company and its Subsidiaries by attracting and retaining qualified personnel, providing such Employees with a proprietary interest in the Company as an incentive to contribute to the financial success of the Company and its Subsidiaries, and rewarding those Employees for outstanding performance and the attainment of targeted financial goals. All Options issued under this Plan are intended to comply with the requirements of Section 422 of the Code, and the regulations thereunder, and all provisions of this Plan shall be read, interpreted and applied accordingly.

ARTICLE 3

Definitions

        3.1.     “Board” means the Board of Directors of the Company.

        3.2.     “Change in Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied, including, but not limited to, signing of documents by all parties and approval by all regulatory agencies, if required:

        (a)     Any person (as such term is defined in Section 3[a][9] of the Exchange Act and used in Sections 13[d] and 14[d] thereof, including a “group” as defined in Section 13[d]) becomes the Beneficial Owner (as such term is defined in pursuant to rules promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company’s then outstanding securities;

        (b)     During any two (2) consecutive years after the Effective Date, individuals who at the beginning of the two- (2-) year period constitute the Board, cease for any reason to constitute a majority of the Board; however, a “Change in Control” shall not occur pursuant to this provision if a new Director is approved by a vote of at least two-thirds (2/3) of the Directors serving on the Board and these Directors either were Directors at the beginning of the two- (2-) years period or whose election or nomination for election was so approved; or

        (c)     The stockholders of the Company approve: (i) a plan of complete liquidation of the Company, or (ii) an agreement for the sale or disposition of all or substantially all of the Company’s assets, or (iii) a merger, consolidation or reorganization of the Company with or involving any other corporation, other than a merger, consolidation or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after or within one (1) year following such merger, consolidation or reorganization.

        3.3.     “Code” means the Internal Revenue Code of 1986, as amended.

        3.4.     “Compensation Committee” means a committee of three or more directors appointed by the Board pursuant to Article 4 hereof, none of whom shall be an Officer or Employee of the Company or its Subsidiaries.

        3.5.     “Common Stock” means shares of the common stock, $.01 par value per share, of the Company.

        3.6.     “Disability” means permanent and total disability, within the meaning of Code Section 22(e)(3), as determined by the Board in the exercise of good faith and reasonable judgment, upon receipt of and in reliance on sufficient competent medical advice from one or more individuals selected by the Board who are qualified to give professional medical advice.

        3.7.     “Effective Date” means March 3, 1993.

        3.8.     “Employee” means any person who is employed by the Company or a Subsidiary, including Officers, but not including directors who are not also Officers or otherwise employed by the Company or a Subsidiary.

        3.9.     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

        3.10.     “Fair Market Value” means the fair market value per share of the Company’s Common Stock on the date an Option is granted pursuant to this Plan, all as then determined by the Board in its reasonably exercised discretion.

        3.11.     “Officer” means an Employee whose position with the Company or a Subsidiary is that of a corporate officer, as determined by the Board.

        3.12.     “Option” means a right granted under this Plan to purchase Common Stock.

        3.13.     “Optionee” means an Employee or former Employee to whom an Option is (or was) granted under this Plan.

        3.14.     “Retirement” means a voluntary termination of employment with the Company occurring on or after the Employee’s fifty-eighth (58th) birthday.

3.15.	“Subsidiary” means any of the subsidiaries of the Company which meet the definition of “subsidiary corporations” set forth in Section 424(f) of the Code, at the time of the granting of the Option in question.

ARTICLE 4

Plan Administration

        4.1.    Duties of the Compensation Committee. The Plan shall be administered and interpreted by the Compensation Committee, as appointed from time to time by the Board pursuant to Section 4.2. The Compensation Committee shall have the authority in its absolute discretion to adopt, amend and rescind such rules, regulations and procedures as, in its opinion, may be advisable in the administration of the Plan. The interpretation and construction by the Compensation Committee of any provisions of the Plan, any rule, regulation or procedure adopted by it pursuant thereto, or of any Option, shall be final and binding.

        4.2.    Appointment and Operation of the Compensation Committee. The members of the Committee shall be appointed by, and will serve at the pleasure of, the Board. The Board from time to time may remove members from, or add members to, the Compensation Committee, provided the Compensation Committee shall at all times consist of three or more members for the Board, none of whom shall be an Officer or Employee of the Company or a Subsidiary. The Compensation Committee shall act by vote or written consent of a majority of its members. Subject to the express provisions and limitations of the Plan, the Compensation Committee may adopt such rules, regulations and procedures as it deems appropriate for the conduct of its affairs. It may appoint one of its members to be chairman and any person, whether or not a member, to be its secretary or agent. The Compensation Committee shall report its actions and decisions to the Board at appropriate times but in no event less than one time per calendar year.

        4.3.    Revocation for Misconduct. The Compensation Committee may by resolution immediately revoke, rescind and terminate any Option, or portion thereof, to the extent not yet vested, previously granted under this Plan to an Employee who is discharged from the employ of the Company or a Subsidiary, as the case may be, for cause, which, for purposes hereof, shall mean termination for: (i)  conviction of a felony involving the misappropriation of the Company’s or any Subsidiary’s assets or a conviction of a felony which results in a substantial, demonstrable threat to the Company’s or any Subsidiary’s reputation, or (ii)  gross and willful failure to perform a substantial portion of the Employee’s duties and responsibilities as an Employee, which failure continues for more than thirty (30) days after written notice given to the Employee pursuant to a two-thirds vote of all of the members of the Board of the Company or any Subsidiary, as the case may be, then in office, such vote to set forth in reasonable detail the nature of such failure.

        4.4.    Limitation on Liability. No member of the Compensation Committee shall be liable for any action or determination made in good faith with respect to the Plan, any rule, regulation or procedure adopted by it pursuant thereto or any Options granted under it. If a member of the Compensation Committee is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of anything done or not done by him or her in such capacity under or with respect to the Plan, the Company shall, subject to the requirements of applicable laws and regulations, indemnify such member against all liabilities and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company and its Subsidiaries and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        4.5.    Compliance with Law and Regulations. All Options granted hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Common Stock prior to the completion of any registration or qualification of or obtaining of consents or approvals with respect to such shares under any federal or state law or any rule or regulation of any government body, which the Company shall, in its sole discretion, determine to be necessary or advisable. Moreover, no Option may be exercised if such exercise would be contrary to applicable laws or regulations.

        4.6.    Restrictions on Transfer. The Company may place a legend upon any certificate representing shares acquired pursuant to an Option granted hereunder noting that the transfer of such share may be restricted by applicable laws and regulations.

ARTICLE 5

Eligible Employees

        Options may be granted to such Employees of the Company and its Subsidiaries as may be designated from time to time by the Compensation Committee. Options may not be granted to individuals who are not Employees of either the Company or its Subsidiaries.

ARTICLE 6

Common Stock Covered by the Plan

        6.1.    Option Shares. The aggregate number of shares of Common Stock which may be issued pursuant to this Plan, subject to adjustment as provided in Article 9, shall be 61,725 shares. None of such shares shall be the subject of more than one Option at any time, but if an Option as to any shares is surrendered before exercise, or expires or terminates for any reason without having been exercised in full, or for any other reason ceases to be exercisable, the number of shares covered thereby shall again become available for grant under the Plan as if no Options had been previously granted with respect to such shares.

        6.2.    Source of Shares. The shares of Common Stock issued under the Plan may be authorized but unissued shares, treasury shares or shares purchased by the Company on the open market or from private sources for use under the Plan.

ARTICLE 7

Determination of Grants of Options

        The Compensation Committee shall, in its discretion, determine from time to time which Employees will be granted Options under the Plan, the number of shares of Common Stock subject to each Option and the exercise price of an Option. In making such determinations, there shall be taken into account the duties, responsibilities and performance of each respective Employee, his or her present and potential contributions to the growth and success of the Company, or Subsidiary, as the case may be, his or her salary and such other factors as the Compensation Committee shall deem relevant to accomplishing the purposes of the Plan.

ARTICLE 8

Option Terms

        Each Option granted hereunder shall be on the following terms and conditions:

        8.1.    Stock Option Agreement. The proper Officers of the Company and each Optionee shall execute a Stock Option Agreement which shall set forth the total number of shares of Common Stock to which it pertains, the exercise price, and such other terms, conditions, restrictions and privileges as the Compensation Committee in each instance shall deem appropriate, provided they are not inconsistent with the terms, conditions and provisions of this Plan. Each Optionee shall receive a copy of his or her executed Stock Option Agreement.

        8.2.    Option Exercise Price. The per share price at which the subject Common Stock may be purchased upon exercise of an Option shall be no less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock at the time such Option is granted, except as provided in Section 8.09(b).

        8.3.    Vesting and Exercise of Options

        (a)    General Rules. Options shall become vested and exercisable at the rate, to the extent and subject to such limitations as may be specified by the Compensation Committee, provided, however, that no Option may be exercisable for the first six months following the date the Option is granted. Notwithstanding the foregoing, no vesting shall occur on or after an Optionee’s employment with the Company and all Subsidiaries is terminated for any reason other than his or her death, Disability or Retirement. In determining the number of shares of Common Stock with respect to which Options are vested and/or exercisable, fractional shares will be rounded up to the nearest whole number if the fraction is 0.5 or higher, and down if it is less. Upon the execution of a Stock Option Agreement, all Options therein shall be granted regardless of conditions imposed, if any, on the exercise of such Options.

        (b)    Accelerated Vesting Upon Death, Disability or Retirement. Unless the Compensation Committee shall specifically state otherwise at the time an Option is granted, all Options granted under this Plan shall become 100% vested and exercisable in full on the date an Optionee terminates his or her employment with the Company or a Subsidiary because of his or her death, Disability or Retirement.

        (c)    Accelerated Vesting for Changes in Control. Notwithstanding the general rule described in Section 8.3(a), all outstanding Options shall become 100% vested and exercisable in full in the event there is a Change in Control of the Company.

        8.4.    Duration of Options. Except as otherwise provided herein, each Option, to the extent not previously exercised, shall terminate and become null and void upon the first to occur of the following dates:

        (a)    General. The expiration of three (3) months after the date on which an Optionee’s employment by the Company or a Subsidiary is terminated (except as provided in Sections 8.5[b] and 8.5[c] following);

        (b)    Disability. The expiration of one (1) year after the date on which an Optionee’s employment by the Company is terminated by reason of an Optionee’s Disability;

        (c)    Death. In the event of an Optionee’s death, the Optionee’s estate (or the person who acquires the right to exercise the Option by bequest or inheritance) may exercise, within one (1) year after the date of the Optionee’s death, the Option to the extent not exercised by the Optionee during his or her lifetime; or

        (d)     Ten (10) years after the grant of the option.

        8.5.    Nonassignability. Options shall not be transferable by an Optionee except by will or the laws of descent or distribution, and during an Optionee’s lifetime shall be exercisable only by such Optionee.

        8.6.    Manner of Exercise. Options may be exercised in part or in whole and at one time or from time to time. The procedures for exercise shall be set forth in the written Stock Option Agreement provided for in Section 8.1 above.

        8.7.    Payment for Shares. Payment in full of the purchase price for shares of Common Stock purchased pursuant to the exercise of any Option shall be made to the Company upon exercise of the Option. All shares sold under the Plan shall be fully paid and nonassessable. Payment for shares may be made by the Optionee in cash or, at the discretion of the Compensation Committee, by delivering shares of Common Stock (including shares acquired pursuant to the exercise of an Option) or other property equal in fair market value to the purchase price of the shares to be acquired pursuant to the Option, by withholding some of the shares of Common Stock which are being purchased upon exercise of an Option, or any combination of the foregoing.

        8.8.    Voting, and Dividend Rights. No Optionee shall have any voting or dividend rights or other rights of a stockholder in respect of any shares of Common Stock covered by an Option prior to the time that his or her name is recorded on the Company’s stockholder ledger as the holder of record of such shares acquired pursuant to an exercise of an Option.

        8.9.    Additional Terms. All Options issued under the Plan will be subject, in addition to the terms set forth in Sections 8.1 to 8.8 above, to those contained in this Section 8.9.

        (a)    General Limitation. Notwithstanding any contrary provisions contained elsewhere in this Plan, the aggregate Fair Market Value, determined as of the time an Option is granted, of the Common Stock with respect to which Options are exercisable for the first time by the Optionee during any calendar year, under this Plan and stock options that satisfy the requirements of Section 422 of the Code under any other stock options plan or plans maintained by the Company (or any Subsidiary) shall not exceed $100,000.

        (b)    Limitation on Ten Percent Stockholders. The price at which shares of Common Stock may be purchased upon exercise of an Option granted to an individual who, at the time such Option is granted, owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock issued to stockholders of the Company or any Subsidiary, shall be no less than one hundred and ten percent (110%) of the Fair Market Value of a share of the Common Stock of the Company at the time of grant, and such Option shall by its terms not be exercisable after the earlier of the date determined under Section 8.3 or the expiration of five (5) years from the date such Option is granted.

        (c)    Notice of Disposition: Withholding Escrow. An Optionee shall immediately notify the Company in writing of any sale, transfer, assignment or other disposition (or action constituting a disqualifying disposition within the meaning of Section 421 of the Code) (collectively and individually, a “Disqualifying Disposition”) of any shares of Common Stock acquired through exercise of an Option, which Disqualifying Disposition occurs within two (2) years after the grant of such Option or within one (1) year after the acquisition of such shares, setting forth the date and manner of disposition, the number of shares disposed of and the price at which such shares were disposed of. The Company shall be entitled to withhold from any compensation or other payments, then or thereafter due to the Optionee such amounts as may be necessary to satisfy any withholding requirements of federal or state law or regulation and, further, to collect from the Optionee any additional amounts which may be required for such purpose. The Compensation Committee may, in its discretion, require shares of Common Stock acquired by an Optionee upon exercise of an Option to be held in an escrow arrangement for the purpose of enabling compliance with the provisions of this Section 8.9(c).

ARTICLE 9

Adjustments for Capital Changes

        The aggregate number of shares of Common Stock available for issuance under this Plan, the number of shares to which any Option relates and the exercise price per share of Common Stock under any Option shall be proportionately adjusted for any increase or decrease in the total number of outstanding shares of Common Stock issued subsequent to the effective date of this Plan resulting from a split, subdivision or consolidation of shares or any other capital adjustment, the payment of a stock dividend, or other increase or decrease in such shares effected without receipt or payment of consideration by the Company. If, upon a merger, consolidation, reorganization, liquidation, recapitalization or the like of the Company, the shares of the Company’s Common Stock shall be exchanged for other securities of the Company or of another corporation, each recipient of an Option shall be entitled, subject to the conditions herein stated, to purchase or acquire such number of shares of Common Stock or amount of other securities of the Company or such other corporation as were exchangeable for the number of shares of Common Stock of the Company which such Optionees would have been entitled to purchase or acquire except for such action, and appropriate adjustments shall be made to the per share exercise price of outstanding Options.

ARTICLE 10

Amendment and Termination of the Plan

        The Board may, by resolution, at any time terminate, amend or revise the Plan with respect to any shares of Common Stock as to which Options have not been granted, provided, however, that no amendment which (i) changes the maximum number of shares that may be sold or issued under the Plan (other than in accordance with the provisions of this Article 10) or (ii) changes the class of Employees that may be granted Options, shall become effective until it receives the approval of the stockholders of the Company; and further provided that the Board may determine that stockholder approval for any other amendment to this Plan may be advisable for any reason, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under tax, securities or other laws. The Board may not, without the consent of the holder of an Option, alter or impair any Option previously granted or awarded under this Plan as specifically authorized herein.

ARTICLE 11

Employment Rights

        Neither the Plan nor the grant of any Options hereunder nor any action taken by the Compensation Committee or the Board in connection with the Plan shall create any right on the part of any Employee of the Company or a Subsidiary to continue in the employ of the Company or a Subsidiary.

ARTICLE 12

Withholding

        12.1.    Tax Withholding. The Company may withhold or collect amounts with respect to a disqualifying disposition (as provided in Section 421 and Section 422 of the Code, and the regulations thereunder) of shares of Common Stock acquired pursuant to exercise of an Option, as provided in Section 8.9(c).

        12.2.    Methods of Tax Withholding. The Compensation Committee is authorized to adopt rules, regulations or procedures which provide for the satisfaction of an Employee’s tax withholding obligation by the retention of shares of Common Stock to which the Employee would otherwise be entitled pursuant to an Option and/or by the Employee’s delivery of previously-owned shares of Common Stock or other property.

ARTICLE 13

Effective Date of the Plan, Term

        13.1.    Effective Date of the Plan. This Plan shall become effective on the Effective Date, and Options may be granted hereunder as of or after the Effective Date and prior to the termination of the Plan.

        13.2.    Term of Plan. Unless sooner terminated, this Plan shall remain in effect for a period of ten (10) years ending on the tenth (10th) anniversary of the Effective Date. Termination of the Plan shall not affect any Options previously granted and such Options shall remain valid and in effect until they have been fully exercised, are surrendered or by their terms expire or are forfeited.

ARTICLE 14

Stockholder Ratification

        The Company shall submit this Plan and all then-outstanding Options hereunder to stockholders for ratification at a meeting of stockholders of the Company held within twelve (12) months following the Effective Date in order to meet the requirements of Section 422 of the Code and regulations thereunder.

ARTICLE 15

Miscellaneous

        15.1.    Governing Law. To the extent not governed by federal law, this Plan shall be construed under the laws of the State of Wisconsin.

        15.2.    Pronouns. Wherever appropriate, the masculine pronoun shall include the feminine pronoun, and the singular shall include the plural.